Exhibit 4.65

AIRNET TECHNOLOGY INC.

INVESTOR REPURCHASE AGREEMENT

This Investor Repurchase Agreement (this “Agreement”) is made as of March 19, 2024 by and among the following parties (each a “Party” and collectively, the “Parties”):

(1)AirNet Technology Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”);

(2)Unistar Group Holdings Ltd., a private company limited by shares incorporated in the British Virgin Islands (“Unistar”); and

(3)Northern Shore Group Limited, a private company limited by shares incorporated in the British Virgin Islands (“Northern Shore,” and collectively with Unistar, the “Investors”).

RECITALS

WHEREAS, the Company, Mr. Herman Man Guo and Unistar entered into an investment agreement dated as of December 30, 2020 (the “Unistar Investment Agreement”), pursuant to which the Company issued 23,876,308 ordinary shares of the Company with par value of US$0.001 per share (or 596,908 ordinary shares of the Company with par value of US$0.04 per share as retrospectively adjusted to reflect the 40-to-1 share consolidation effective on December 9, 2022) (the “Unistar Subscribed Shares”) to Unistar , in exchange for the delivery and transfer by Unistar to the Company of computer servers specifically designed for mining cryptocurrencies.

WHEREAS, the Company, Mr. Herman Man Guo and Northern Shore entered into an investment agreement dated as of February 4, 2021 (the “Northern Shore Investment Agreement,” and collectively with the Unistar Investment Agreement, the “Investment Agreements”), pursuant to which the Company issued 28,412,806 ordinary shares of the Company with par value of US$0.001 per share (or 710,321 ordinary shares of the Company with par value of US$0.04 per share as retrospectively adjusted to reflect the 40-to-1 share consolidation effective on December 9, 2022) (the “Northern Shore Subscribed Shares,” and collectively with the Unistar Subscribed Shares, the “Subscribed Shares”) to Northern Shore, in exchange for the delivery and transfer by Northern Shore to the Company of computer servers specifically designed for mining cryptocurrencies.

WHEREAS, pursuant to Section 5.02(d) of each of the Investment Agreements, the Company has established Blockchain Dynamics Limited (the “Target Company”), a company incorporated under the Laws of Hong Kong indirectly wholly owned by the Company, to hold the computer servers as the consideration for the Subscribed Shares and to operate related cryptocurrency mining business.

WHEREAS, the cryptocurrency mining business has not grown as expected and the Target Company has been in a net liability position as of December 31, 2023.

WHEREAS, the Investors desire to sell, and the Company desires to repurchase, the Subscribed Shares, with 100% of the equity interest of the Target Company as the consideration for repurchase, to effectively unwind the Investment Agreements and the transactions contemplated thereunder.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

SECTION 1

Repurchase of the Subscribed Shares

1.1Repurchase of the Subscribed Shares.  Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, (1) Unistar hereby agrees to sell to the Company, and the Company agrees to purchase from Unistar, the Unistar Subscribed Shares, and (2) Northern Shore hereby agrees to sell to the Company, and the Company agrees to purchase from Northern Shore, the Northern Shore Subscribed Shares, each at a per share price at par of US$0.04, for an aggregate consideration of US$52,289.16.

Notwithstanding anything to the contrary herein, in consideration of the repurchase of the Subscribed Shares, the Company shall transfer (or cause to transfer) one (1) ordinary share of the Target Company with par value of RMB1.00 per share to Unistar /Northern Shore, being 100% of the equity interest of the Target Company (the “Target Share”). The Company, after due and careful consideration and evaluation, hereby confirms that the value of the Target Share is fair and reasonable as the consideration for the repurchase of the Subscribed Shares, and following such transfer pursuant to the foregoing sentence, the Company shall be deemed to have satisfied any and all obligations to pay any consideration for the repurchase of the Subscribed Shares.

1.2Closing.  The closing of the repurchase and sale of the Subscribed Shares hereunder (the “Closing”) shall take place remotely via exchange of documents and signatures on the date on which all closing conditions specified in Section 2 hereof have been waived or satisfied (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) (the date of the Closing, the “Closing Date”).

1.3Delivery.  Subject to the terms and conditions set forth in this Agreement, at the Closing:

(a)

each of the Investors shall deliver to the Company (A) all original share certificates registered in its name representing the number of the Subscribed Shares, and (B) an instrument of transfer or any other documents required by the registered office of the Company duly executed by each of the Investors to transfer to the Company the number of the Subscribed Shares;

(b)	the Company shall update its register of members to reflect the repurchase and sale of the Subscribed Shares hereunder; and

(c)

the Company shall deliver (or cause to deliver) to the Investors (A) original share certificate registered in its name representing the number of the Target Share, (B) an instrument of transfer or any other documents required by the register office of the Target Company duly executed by it to transfer the number of the Target Share to Unistar /Northern Shore, and (C) a certified true copy of the register of members of the Target Company, evidencing the Target Share being transferred and registered in the name of Unistar /Northern Shore.

SECTION 2

Closing Conditions

2.1Conditions of the Investors’ Obligations at Closing.  The obligations of the Investors to consummate the Closing are subject to the fulfillment, or waiver by the Investors, of each of the following conditions on or prior to Closing:

(a)

Representations and Warranties.  The representations and warranties of the Company contained in Section 3.1 shall have been true, accurate, not misleading and complete in all material respects when made and on and as of Closing with the same effect as though such representations and warranties had been made on and as of the date of Closing.

(b)

Performance.  The Company shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before Closing.

(c)

Audit Committee Approval.  The audit committee of the Company’s board of directors shall have duly considered the procedural and substantive matters relating to the transactions contemplated hereby and shall have approved the same.

2.2Conditions of the Company’s Obligations at Closing.  The obligations of the Company to consummate the Closing are subject to the fulfillment, or waiver by the Company, of each of the following conditions on or prior to Closing:

(a)

Representations and Warranties.  The representations and warranties of each of the Investors contained in Section 3.2 shall have been true, accurate, not misleading and complete in all material respects when made and on and as of Closing with the same effect as though such representations and warranties had been made on and as of the date of Closing.

(b)

Performance.  Each of the Investors shall have performed and complied with in all material respects all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Investors on or before Closing.

SECTION 3

Representations and Warranties

3.1Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investors as follows.

(a)

Organization.  The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of Cayman Islands and has all corporate power and material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

(b)

Authorization.  All corporate action on the part of the Company and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance by the Company of this Agreement, the consummation of the transactions contemplated herein, and the purchase of the Subscribed Shares has been taken or will be taken prior to the Closing.  This Agreement is valid and binding obligations of the Company, enforceable in accordance with its terms, subject to bankruptcy and limitations of public policy.

(c)

Title.  Air Net International Limited, a company incorporated in the British Virgin Islands indirectly wholly owned by the Company, is the sole record holder of the Target Share.  The Company has all right, title and interest (legal and beneficial) in and to the Target Share, free and clear of any Encumbrance.  Upon delivery of the Target Share pursuant to this Agreement, the Investors will receive good and valid title thereto free and clear of all Encumbrances.

(d)

Conflicts.  The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations under this Agreement and the consummation of the transaction contemplated hereby will not:

(i)conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of the Company;

(ii)conflict with or result in a violation or breach of any term or provision of any judgment, decree, order, rule, Law or regulation applicable to the Company or any of its respective assets and properties; or

(iii)(A) conflict with or result in a violation or breach of, (B) constitute (with or without notice or lapse of time or both) a default under, (C) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (D) result in the creation or imposition of any Encumbrance upon the Company or any of its assets or properties under, any mortgage, indenture, contract, agreement, instrument or license to which the Company is a party or under which any of its assets and properties is bound.

(e)	Consents. No consent, approval, qualification, order or authorization of, or filing with, any governmental authority or other Person, is required in connection with the

Company’s valid execution, delivery or performance of this Agreement or the consummation of any other transaction contemplated on the part of the Company hereby.

3.2Representations and Warranties of the Investors.  Each of the Investors represents and warrants to the Company as follows.

(a)

Organization.  Each of the Investors is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all corporate power and material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

(b)

Authorization.  All corporate action on the part of the Investors, their respective officers, directors and shareholders necessary for the authorization, execution, delivery and performance by the Investors of this Agreement, the consummation of the transactions contemplated herein, and the sale of the Subscribed Shares has been taken or will be taken prior to the Closing.  This Agreement is valid and binding obligations of each of the Investors, enforceable in accordance with its terms, subject to bankruptcy and limitations of public policy.

(c)

Title.  Each of the Investors is the sole record and beneficial owner of their respective Subscribed Shares.  Each of the Investors has all right, title and interest (legal and beneficial) in and to all of their respective Subscribed Shares, free and clear of any Encumbrance.  Upon delivery of the Subscribed Shares pursuant to this Agreement, the Company will receive good and valid title thereto free and clear of all Encumbrances.

(d)

Conflicts.  The execution and delivery by the Investors of this Agreement does not, and the performance by the Investors of their obligations under this Agreement and the consummation of the transaction contemplated hereby will not:

(i)conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of the Investors;

(ii)conflict with or result in a violation or breach of any term or provision of any judgment, decree, order, rule, Law or regulation applicable to the Investors or any of their respective assets and properties; or

(iii)(A) conflict with or result in a violation or breach of, (B) constitute (with or without notice or lapse of time or both) a default under, (C) require the Investors to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (D) result in the creation or imposition of any Encumbrance upon the Investors or any of their respective assets or properties under, any mortgage, indenture, contract, agreement, instrument or license to which any of the Investors is a party or under which any of their respective assets and properties is bound.

(e)	Consents. No consent, approval, qualification, order or authorization of, or filing with, any governmental authority or other Person, is required in connection with the

Investors’ valid execution, delivery or performance of this Agreement or the consummation of any other transaction contemplated on the part of the Investors hereby.

SECTION 4

Undertakings

4.1Tax.  Each Party shall be responsible for any and all of its own taxes, including, without limitation, sales taxes, income taxes, business taxes, capital gains taxes, stamp duties, value added taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses.

4.2Disclosure of Terms.

(a)

The terms and conditions of this Agreement and the transactions contemplated hereby (collectively, the “Transaction Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party to any third party except as permitted in accordance with the provisions set forth below.

(b)

Notwithstanding the foregoing, any Party may disclose the Transaction Terms to its current or bona fide prospective investors, affiliates, prospective permitted transferees, employees, investment bankers, lenders, accountants and attorneys, in each case only where such Persons are under non-disclosure obligations substantially similar to those set forth in this Section 4.2; provided that any Party shall be liable and responsible for a breach by any such Person to whom it discloses such information.

(c)

In the event that any Party becomes legally compelled pursuant to any Laws or any stock market rules to disclose the existence of this Agreement or content of any of the Transaction Terms, such Party (the “Disclosing Party”) shall provide the other Parties (each a “Non-Disclosing Party”) with prompt written notice of that fact.  At the request of any of the Non-Disclosing Parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of such Non-Disclosing Party, seek a protective order, confidential treatment or other appropriate remedy so long as such cooperation does not expose the Disclosing Party to liability, penalty or censure.  In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain confidential treatment for such information.

SECTION 5

Miscellaneous

5.1Survival.  Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any of the Parties.

5.2Termination.  This Agreement and the transactions contemplated by this Agreement shall terminate upon the mutual consent in writing of the Parties hereto.

5.3Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the Laws of Hong Kong without regard to the choice of law principles thereof.

5.4Dispute Resolution.  Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either Party to the dispute with notice (the “Arbitration Notice”) to the other.  The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.  The arbitration tribunal shall consist of three arbitrators to be appointed in accordance with the HKIAC Rules.  To the extent that the HKIAC Rules are in conflict with the provisions of this Section 5.4, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 5.4 shall prevail.  The arbitration shall be conducted in English.  The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.  Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.  During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

5.5Rights Cumulative; Specific Performance.  Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.  Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

5.6Further Assurances.  Upon the terms and subject to the conditions herein, each of the Parties agrees to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto.

5.7Successors and Assigns.  The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties; provided, however, that no Party may assign its rights and obligations hereunder without the written consent of each other Party.

5.8Entire Agreement; Amendment; Waiver.  This Agreement (including all exhibits hereto) constitutes the full and entire understanding and agreement between the Parties with regard to the subjects hereof.  Any prior agreements, understandings or representations with respect to the subject matter hereof are superseded by this Agreement and shall have no further force or effect.  This Agreement and any term hereof may be amended or terminated only by a written instrument signed by the Company and the Investors.  Any waiver by any Party of any rights under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

5.9Notices.  All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be given either personally or by sending it by a reputable international courier, fax, electronic mail to the address of the relevant Party:

(a)	if to the Company:

Address: 15/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, PRC

Email: herman@ihangmei.com

Attention: Herman Man Guo

(b)	if to the Investors:

Unistar

Address: No. 269, Linjiang Ave, Dongpo District, Meishan City, Sichuan Province, PRC

Email: 762309@qq.com

Attention: Rui Du

Northern Shore

Address: 1-1-82, Jianguomenwai Ave, Qijiayuan Diplomat Residence Compound, Chaoyang District, Beijing, PRC

Email: stephanie-11@163.com

Attention: Zhichao Li

Where a notice is sent by a reputable international courier, service of the notice shall be deemed to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of three (3) Business Days after posting it.  Where a notice is sent by fax, service of the notice shall be deemed to be effected when confirmation of tis transmission has been recorded by the sender’s fax machine. Where a notice is sent by electronic mail, service of the notice shall be deemed to be effected when the electronic mail is sent as aforesaid, provided that a copy of notice is sent by another method referred to in this section within one (1) Business Day of sending the electronic mail.

5.10Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default under this Agreement shall impair any such right, power or remedy of such Party, nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing.

5.11No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.  If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

5.12Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

5.13Expenses and Fees.  Each of the Parties shall bear its own expenses and legal fees incurred on the behalf of such Party with respect to this Agreement and the transactions contemplated hereby.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

5.14Titles and Subtitles.  The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.15Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

SECTION 6

Definition

6.1The following terms shall have the meanings ascribed to them below:

“Business Day” means any day other than a Saturday or Sunday or public holiday or other day on which commercial banks are required or authorized by Law to be closed in the PRC, Cayman Islands or Hong Kong.

“Charter Documents” means, with respect to a particular legal entity, the articles or certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any governmental authority, in each case as amended, and any and all applicable governmental orders.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

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IN WITNESS WHEREOF, the undersigned have executed this Investor Repurchase Agreement as of the date first set forth above.

COMPANY	AIRNET TECHNOLOGY INC.

	By:	/s/ Herman Man Guo
	Name:	Herman Man Guo
	Title:	Director

IN WITNESS WHEREOF, the undersigned have executed this Investor Repurchase Agreement as of the date first set forth above.

INVESTOR	UNISTAR GROUP HOLDINGS LTD.

	By:	/s/ Rui Du

	Name:	Rui Du
	Title:	Director

IN WITNESS WHEREOF, the undersigned have executed this Investor Repurchase Agreement as of the date first set forth above.

INVESTOR	NORTHERN SHORE GROUP LIMITED

	By:	/s/ Zhichao Li
	Name:	Zhichao Li
	Title:	Director